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60 Heritage Drive, Pleasantville, NY 10570
(914) 747-5262 // Fax (914) 747-5258

September 10, 2002

Dear Fellow Brantley Capital Shareholders:

Robert Pinkas continues to accuse me of attempting to "greenmail" Brantley. To support that allegation, he has quoted out of context from a March 27, 2002 memo I sent to him. Therefore, to set the record straight, I am enclosing a copy of that memo. As you can see, I was responding to an unsolicited offer from Mr. Pinkas himself to buy out Richard Barone and me after I had informed him that I intended to propose an orderly liquidation of Brantley. As I recall, Mr. Pinkas angrily said:
"What will it take to buy you and Richard out? Thirteen dollars a share?"

Mr. Pinkas continues to allege that I, not he, was the one who first brought up the idea of a buyout. One of us is lying. I have challenged Mr. Pinkas to arrange for both of us to take a polygraph examination at the annual meeting to settle the question. I suggest all shareholders call him and urge him to accept my challenge. If he refuses, you can draw your own conclusion about who is telling the truth and who is lying.

Very truly yours,


Phillip Goldstein





ENCLOSURE:

To:		Robert J. Pinkas

From:	Phillip Goldstein

Date: 	March 27, 2002

Subject:	Brantley Capital

I have considered your proposal to buy Richard Barone's and my shares of Brantley Capital for $13 per share. After discussing it with Richard, we have agreed that $13 is not acceptable in light of Brantley's $18 NAV and a potential impending uplift to NAV. We acknowledge that some illiquidity discount may be justified but a smaller one than your offer implies. However, if you are willing to negotiate, there is a good chance we can reach an agreement. It would be unfortunate to draw a line in the sand since $13 is not out of the ballpark.

Richard told me that he spoke with you yesterday and you indicated that you might make a public tender offer for all shares of BBDC at $13 per share. Because I think that is not a fair price, if you do initiate a tender offer at $13 per share, I would seriously consider topping your offer myself.

Rather than have to deal with a bidding war, I sincerely feel the cleanest way to resolve our differences is for an entity that you control (not Brantley Capital) to buy Richard's and my shares. I know of no legal impediment to such a privately negotiated arms length transaction. (A few years ago, in the midst of a proxy contest, the investment advisor of The First Australia Fund purchased two blocks of stock from large shareholders in privately negotiated transactions. The details of the transactions are available in EDGAR filings or I will be happy to relate them to you or your lawyer.) Of course, as part of any deal I would agree to resign from the board of directors. We can also discuss any other conditions to the sale. Since Richard and I control a total of approximately 700,000 shares, I would expect it to be much easier after the sale for you to obtain stockholder approval for any plan you have to increase Brantley's assets.

Remember that that Richard and I have a deadline with respect to SEC filings. Therefore, if we are to reach a settlement, it has to be done pretty quickly, hopefully this week but in no event later than 10:30 a.m. on Monday, April 1st. If we cannot reach a mutually acceptable agreement by then, we will have to disclose that we are calling for an orderly liquidation of Brantley Capital. If investors perceive that Brantley is "in play," the market price of Brantley's shares could respond favorably to that disclosure.

Please think about your options and get back to me.